Exhibit 2.1

AMENDMENT NO. 3 TO LICENSE AGREEMENT

This Amendment No. 3 to License Agreement (this “Amendment”) is entered into as of December 18, 2014 by and among, on the one hand, DreamWorks Animation LLC, a Delaware limited liability company with offices at 1000 Flower Street, Glendale, California 91201 (“DWA”), and, on the other hand, DW II Management, Inc., a Delaware corporation with offices at 11400 W. Olympic Blvd, Suite 550, Los Angeles, California 90064 (“Spielberg Entity”), and Steven Spielberg, an individual with offices at 11400 W. Olympic Blvd, Suite 550, Los Angeles, California 90064 (“Spielberg”).

A. DWA, Spielberg Entity and Spielberg are parties to that certain License Agreement dated January 1, 2009, as amended, pursuant to which DWA licensed to Spielberg Entity certain trademarks (the “License Agreement”).

B. The parties now wish to amend the License Agreement to extend the Term as set forth in this Amendment.

THEREFORE, the parties hereby agree as follows:

1.	Section 3(a) of the License Agreement is hereby amended to read as follows:

“The Term of this License Agreement shall commence on the Effective Date and, unless terminated sooner pursuant to Paragraph 3(b), shall continue thereafter until the first to occur of (i) the initial Release Date of the thirtieth (30th) Motion Picture produced (or co-produced), acquired, distributed or released by or for Holding Company, or (ii) the seventh (7th) anniversary of the Effective Date.”

2.	Spielberg Entity shall amend the Holding Company Sublicense to conform to the amendment set forth in Section 1 above.

3.	Except as expressly provided in this Amendment, the License Agreement remains in full force and effect. The License Agreement, as amended by this Amendment, constitutes the entire agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Amendment as of the date first above written.

DW II Management, Inc.		DREAMWORKS ANIMATION LLC

By:	/s/ Steven Spielberg	By:	/s/ Andrew Chang

Name:	Steven Spielberg	Name:	Andrew Chang

Position:	Position:	General Counsel

STEVEN SPIELBERG

/s/ Steven Spielberg

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